Exhibit 99.3

CONTACT:

Mike Gerber

215-495-1174

media@franklinsquare.com

FOR IMMEDIATE RELEASE

FS Investment Corporation Applies to List on NYSE

Franklin Square and GSO / Blackstone ready $4.6 billion BDC for public trading

PHILADELPHIA, PA, February 19, 2014 – FS Investment Corporation (“FSIC”) has applied to list its common stock on the New York Stock Exchange (“NYSE”) under the symbol “FSIC.” Subject to NYSE approval, market conditions and other factors, FSIC currently expects trading to commence in April 2014.

FSIC is a business development company (“BDC”) that invests primarily in the floating rate, senior secured debt securities of private U.S. companies. The fund is managed by Franklin Square Capital Partners and sub-advised by an affiliate of GSO Capital Partners, the credit platform of Blackstone. Together, Franklin Square and GSO / Blackstone are the world’s largest manager of BDC assets, with over $9 billion across their funds.

When FSIC lists, it will be the largest initial listing of a BDC and will be among the largest BDCs in the market, with over $4.6 billion in assets under management and a portfolio consisting of over 180 companies as of September 30, 2013. “This listing will be an important event for FSIC shareholders and certainly represents a significant milestone for our industry,” said Michael C. Forman, Chairman and CEO of FSIC.

FSIC’s current annualized distribution rate is 8.55% based on its last publicly reported net asset value per share. In addition, the fund had generated approximately $124.2 million of undistributed net investment income and realized capital gains as of September 30, 2013. FSIC expects to distribute a portion of this excess income to stockholders in the form of one or more special cash distributions following the listing. “We believe FSIC’s portfolio will continue to produce strong risk-adjusted returns and serve as a good investment for those seeking current income and capital preservation,” said Forman.

About FS Investment Corporation

FSIC, an investment fund sponsored by Franklin Square, is a publicly registered BDC. A BDC such as FSIC is a type of investment fund that enables investors to access investments in private U.S. companies. FSIC focuses primarily on investing in the floating rate debt securities of private companies throughout the United States, with the investment objectives of generating current income and, to a lesser extent, long-term capital appreciation for its investors. FSIC is managed by FB Income Advisor, LLC, an affiliate of Franklin Square, and is sub-advised by GSO / Blackstone Debt Funds Management LLC (“GDFM”), an affiliate of GSO Capital Partners LP (“GSO”). GSO, with approximately $65 billion in assets under management as of December 31, 2013, is the credit platform of Blackstone. For more information, please visit www.fsinvestmentcorp.com.

About Franklin Square Capital Partners

Franklin Square is a leading manager of alternative investment funds designed to enhance investors’ portfolios by providing access to asset classes, strategies and asset managers that typically have been available to only the largest institutional investors. The firm’s funds offer “endowment-style” investment strategies that help construct diversified portfolios and manage risk. Franklin Square strives not only to maximize investment returns but also to set the industry standard for best practices by focusing on transparency, investor protection and education for investment professionals and their clients.

Founded in Philadelphia in 2007, Franklin Square quickly established itself as a leader in the world of alternative investments by introducing innovative credit-based income funds, including the industry’s first non-traded BDC. The firm currently manages four funds with over $9.2 billion in assets as of September 30, 2013.

For more information, please visit www.franklinsquare.com.

About Blackstone and GSO Capital Partners

Blackstone is one of the world’s leading investment and advisory firms. Blackstone seeks to create positive economic impact and long-term value for its investors, the companies it invests in, the companies it advises and the broader global economy. The firm does this through the commitment of its extraordinary people and flexible capital. GSO Capital Partners LP is the global credit platform of Blackstone. GSO, together with its affiliates, has approximately $65 billion of assets currently under management and is one of the largest credit-focused alternative managers in the world and a major participant in the leveraged finance marketplace. GSO seeks to generate superior risk-adjusted returns in its credit business by investing in a broad array of strategies including mezzanine, distressed investing leveraged loans and other special situation strategies. Blackstone’s alternative asset management businesses include investment vehicles focused on private equity, hedge fund solutions, secondary funds, and multi asset class exposures falling outside of other funds’ mandates. Blackstone also provides various financial advisory services, including mergers and acquisitions advisory, restructuring and reorganization advisory and fund placement services. Further information is available at www.blackstone.com.

Forward-Looking Statements

This announcement may contain certain forward-looking statements, including statements with regard to future events or the future performance or operation of FSIC. Words such as “believes,” “expects,” “projects” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements. Factors that could cause actual results to differ materially include changes in the economy, risks associated with possible disruption in FSIC’s operations or the economy generally due to terrorism or natural disasters, future changes in laws or regulations and conditions in FSIC’s operating area, the ability of FSIC to complete the listing of its shares of common stock on the NYSE, and the price at which shares of common stock may trade on the NYSE. Some of these factors are enumerated in the filings FSIC makes with the Securities and Exchange Commission. FSIC undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Other Information

This press release does not constitute an offer to buy any securities of FSIC and is not soliciting an offer to sell such securities in any state where such offer and sale is not permitted. The payment of any special cash distribution is subject to applicable legal restrictions and the sole discretion of FSIC’s board of directors, and therefore, there can be no assurance as to the amount or timing of any such future distribution. The annualized distribution rate is based on the last reported net asset value per share as of September 30, 2013.

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